Exhibit 5(i)
                             MICHAEL GOLIGHTLY

                            268 West 400 South
                                 Suite 300             Telephone: (801) 575-8073
Attorney at Law          Salt Lake City, Utah 84101                ext 152
Admitted in Texas                                      Facsimile: (801) 521-2081
    and Utah

December 5, 2000



Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C. 20549

         RE: A-Z South State Corporation Form SB-2

Gentlemen:

Please be advised that I have reached the following conclusions regarding the above offering:

         1. A-Z South State Corporation (the "Company") is a duly and legally organized and existing Utah state corporation, with both its registered office and its principal place of business located in Salt Lake City, Utah. The Articles of Incorporation and corporate registration fees were submitted to the Utah State Division of Corporations and filed with the office on November 30, 1999. The Company's existence and form is valid and legal pursuant to the representation above.

         2. The Company is a fully and duly incorporated Utah corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Utah, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under the above-referenced Form SB-2 Registration Statement is likewise in legal form and in compliance with the laws of the State of Utah.

         3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

         4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.


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         5. The  directors and officers of the Company are  indemnified  against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

         6. By director's resolution, the Company has authorized the issuance of
up  to   4,000,000   shares  of  Common   Stock   registered   pursuant  to  the
above-referenced Registration Statement.

         The Company's Articles of Incorporation presently provide the authority to the Company to issue 50,000,000 shares of Common Stock, $0.001 par value. The Company currently has issued and outstanding Ten Million (10,000,000) shares of common stock. Therefore, a Board of Directors' Resolution which authorized the issuance for sale of up to 4,000,000 shares of Common Stock would be within the authority of the Company's directors and would result in the legal issuance of said shares.

Yours truly,


/s/  Michael Golightly
Michael Golightly



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





                              MICHAEL GOLIGHTLY

                             268 West 400 South
                                  Suite 300            Telephone: (801) 575-8073
Attorney at Law          Salt Lake City, Utah 84101                ext 152
Admitted in Texas                                      Facsimile: (801) 521-2081
    and Utah




                                     CONSENT



         I HEREBY CONSENT to the inclusion of my name in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission as attorney for the registrant, A-Z South State Corporation and to the reference to my firm under the subcaption "Legal Matters."

         DATED this 5th day of December, 2000.

                                            Yours truly,


                                            /s/  Michael Golightly
                                           ----------------------------
                                            Michael Golightly


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